                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

[X]   Filed by the Registrant

[ ]   Filed by a Party other than the Registrant

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                                 [ENLIGHT LOGO]
                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 30, 2000

TO THE SHAREHOLDERS:

     Please take notice that the annual meeting of the shareholders of Enlighten Software Solutions, Inc., a California corporation (the "Company"), will be held on August 30, 2000, at 3:00 p.m., local time, at Enlighten's offices, located at 999 Baker Way, Fifth Floor, San Mateo, California 94404, for the following purposes:

     1. To elect five (5) Directors to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

     2. To consider, approve and ratify an amendment to Enlighten's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares;

     3. To consider, approve and ratify the adoption of an increase in aggregate the maximum number of shares of Enlighten's Common Stock issuable under its 1992 Stock Option Plan by 1,000,000 shares, from 2,000,000 shares to 3,000,000 shares.

     4. To consider, approve and ratify the adoption of an increase in aggregate the maximum number of shares of Enlighten's Common Stock issuable under its 1994 Employee Stock Purchase Plan by 100,000 shares, from 200,000 shares to 300,000 shares.

     5. To consider, approve and ratify the appointment of KPMG LLP as Enlighten's independent public accountants for the year ending December 31, 2000; and

     6. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on June 30, 2000, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting at the principal office of Enlighten Software Solutions, Inc. located at 999 Baker Way, Fifth Floor, San Mateo, California, 94404.

                                      By order of the Board of Directors

                                      Michael A. Morgan
                                      Secretary
San Mateo, California
July 31, 2000

IMPORTANT: Please fill in, date, sign, and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SOLICITATION AND VOTING OF PROXIES..........................    1
INFORMATION ABOUT ENLIGHTEN SOFTWARE SOLUTIONS, INC.........    1
     Stock Ownership of Certain Beneficial Owners and
      Management............................................    1
     Directors and Executive Officers.......................    4
EXECUTIVE COMPENSATION AND OTHER MATTERS....................    5
     Summary Compensation Table.............................    5
     Stock Options Granted in 1999..........................    6
     Aggregate Option Exercises and 1999 Year-End Values....    6
     Compensation of Directors..............................    7
     Employment Contracts and Termination of Employment and
      Change of Control Arrangements........................    7
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................    7
     Certain Relationships and Related Transactions.........    8
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION..............................................    8
COMPARISON OF SHAREHOLDER RETURN............................   10
ELECTION OF DIRECTORS.......................................   11
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE
  THE TOTAL AUTHORIZED SHARES TO 20,000,000.................   11
PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN................   12
PROPOSAL TO AMEND THE 1994 EMPLOYEE STOCK OWNERSHIP PLAN....   16
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS...............................................   20
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL
  MEETING...................................................   20
TRANSACTION OF OTHER BUSINESS...............................   21

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                     OF ENLIGHTEN SOFTWARE SOLUTIONS, INC.

     The accompanying proxy is solicited by the Board of Directors of Enlighten Software Solutions, Inc., a California corporation (the "Company"), for use at its 2000 annual meeting of shareholders to be held on August 30, 2000, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is July 31, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by Enlighten. In addition to soliciting shareholders by mail through its regular employees, Enlighten may request banks, brokers and other custodians, and nominees and fiduciaries to solicit their customers who have stock of Enlighten registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Enlighten may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Only shareholders of record on the close of business on June 30, 2000 will be entitled to vote at the meeting and any adjournment or postponement thereof. On June 30, 2000, there were 4,953,789 shares of Enlighten's Common Stock issued and outstanding. Enlighten's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     Each share of Common Stock is entitled to one vote, except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as is equal to the number of shares held multiplied by the number of directors to be elected (five), which votes may be cast for a single candidate or distributed among any or all of the candidates. No shareholder is entitled to cumulate votes with respect to a candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder or any other shareholder has given notice, at the meeting and prior to the voting, of his or her intention to cumulate his or her votes. If any shareholder gives such notice, all shareholders may then cumulate their votes. Management is hereby solicitation discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

     The persons authorized to vote shares represented by executed proxies (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any and all nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described, but votes may be cumulated for less than all of the nominees for director.

     All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted. A shareholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of Enlighten a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

              INFORMATION ABOUT ENLIGHTEN SOFTWARE SOLUTIONS, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 30, 2000, certain information with respect to the beneficial ownership of Enlighten's common stock by (i) all persons known by Enlighten to be the beneficial owners of more than 5% of the outstanding common stock of Enlighten, (ii) each director and director-nominee of

Enlighten, (iii) each Named Executive Officer, and (iv) all executive officers and directors of Enlighten as a group.

                                                        NUMBER OF
                                                        SHARES OF      PERCENTAGE
                                                          COMMON           OF
                                                          STOCK          COMMON
                                                       BENEFICIALLY       STOCK
                 BENEFICIAL OWNER(1)                   OWNED(1)(2)     OUTSTANDING
                 -------------------                   ------------    -----------
Peter J. McDonald(3).................................     465,554           9%
Michael Seashols(4)..................................     405,910           8%
David D. Parker(5)...................................     255,376           5%
Bill Bradley(6)......................................     105,472           2%
Peter J Sprague(7)...................................      46,665           1%
Michael A. Morgan(8).................................      40,102           1%
Executive officers and directors as a group (7
  persons)(9)........................................   1,339,316          27%

---------------
(1) The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) Shares beneficially owned and percentages of ownership are based on 4,953,789 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or disposition power with respect to such shares.

(3) Includes 7,500 shares subject to options which are exercisable as of August 29, 2000. Also includes 10,800 shares held by Mr. McDonald's children.

(4) Includes 195,910 shares subject to options which are exercisable as of August 29, 2000.

(5) Includes 193,376 shares subject to options which are exercisable as of August 29, 2000.

(6) Consists of shares subject to options which are exercisable as of August 29, 2000.

(7) Consists of shares subject to options which are exercisable as of August 29, 2000.

(8) Consists of shares subject to options which are exercisable as of August 29, 2000.

(9) Includes shares described in Notes 3, 4, 5, 6, 7, and 8.

DIRECTORS AND EXECUTIVE OFFICERS

     As of June 30, 2000 Enlighten's directors, all of whom are nominees to be elected at this meeting, and its executive officers were as follows:

                                                                                  DIRECTOR
             NAME                AGE            POSITION WITH ENLIGHTEN            SINCE
             ----                ---            -----------------------           --------
Michael Seashols(1)(2).........  54    Co-Chairman of the Board of Directors        1997
David D. Parker................  44    Co-Chairman of the Board of Directors        1997
Bill Bradley...................  44    President and Chief Executive Officer          --
Stephen E. Giusti..............  33    Vice President, Finance and                    --
                                       Administration and Chief Financial
                                       Officer
Peter J. McDonald..............  52    Director                                     1986
Peter J. Sprague(1)(2).........  61    Director                                     1994
Michael A. Morgan..............  37    Director                                     1991

     Mr. Seashols joined Enlighten in July 1997 as Chairman of the Board and Director. From 1994 through 1997, Mr. Seashols served as Chief Executive Officer of Usoft, Inc., a wholly-owned software subsidiary of Unysis, Inc. that provides development and maintenance tools for client/server and Internet based computer applications. From 1988 through 1993, he served as Chief Executive Officer and was a founder of Versant Object Technology Corporation, a provider of enterprise component management software systems for commercial applications in distributed computing environments. Previously, Mr. Seashols was a founder and the original Chief Executive Officer of Documentum, Inc., as well as vice president of sales for several software companies, including Oracle Corporation and Ingres. He also currently serves as Chairman of the Board of Evolve Corporation, a provider of Services Resource Management (SRM) applications designed to manage mission-critical processes for services organizations, as well as a consultant to several software companies.

     Mr. Parker was elected to the Board of Directors in March 1999 and in December 1999, became Co-Chairman of the Board of Directors. Mr. Parker served as President and Chief Executive Officer from August 1997 through December 1999. From November 1996 through August 1997, Mr. Parker served as President of Web Logic, a software company developing enterprise Java server components. From July 1993 through October 1996, Mr. Parker served in various sales management positions, most recently as Vice President, Indirect Sales of Quintus Corporation, which markets and develops software and services for use in call center operations. Mr. Parker has over nineteen years of experience in the software industry, including senior sales and management positions at Versant Object Technology Corporation and IBM.

     Mr. Bradley was promoted to Chief Executive Officer in December 1999 after joining Enlighten in August 1998 as Vice President of Business Development and in September 1999 becoming President and Chief Operating Officer. From October 1997 through August 1998, Mr. Bradley served as a consultant to Enlighten focusing on business development, strategic planning, and marketing. Mr. Bradley served as President of Design Technology, Inc. a software development and consulting firm in Denver, Colorado, from July 1995 through October 1997. He started his career at IBM in the Data Processing Division and is a graduate of Colorado College.

     Mr. Giusti was promoted to Vice President, Finance and Administration and Chief Financial Officer in December 1999 after joining Enlighten in August 1999 as Controller. From January 1998 to August 1999, Mr. Giusti served as Accounting and Financial Reporting Supervisor at Cadence Design Systems, Inc. From January 1991 to December 1997, Mr. Giusti served various positions at the public accounting firm of Meredith, Cardozo, and Lanz, LLP most recently as Manager. Mr. Giusti is a Certified Public Accountant in the State of California.

     Mr. McDonald founded Enlighten in June 1986 and served as Chairman of the Board, Director, President, and Chief Executive Officer from that date through July 1997. Since July 1997, Mr. McDonald has been employed as a strategic advisor to Enlighten.

     Mr. Sprague has served as a Director of Enlighten since February 1994. From 1965 through 1995, Mr. Sprague served as Chairman of the Board of National Semiconductor Corporation, a leading manufacturer of semiconductor components and integrated circuits. In May 1988, Mr. Sprague founded Wave Systems Corp., an electronic information company, for which he currently serves as Chairman.

     Mr. Morgan has served as a Director since October 1991. Mr. Morgan is currently Vice President, Finance and Administration and Chief Financial Officer of Talarian, Inc. From October 1991 through July 1999, Mr. Morgan served as Vice President, Finance and Administration, Chief Financial Officer, and Secretary of Enlighten after joining in May 1991 as Controller.

     Meetings of the Board of Directors. During the fiscal year ended December 31, 1999, the Board of Directors of Enlighten held three meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which such director served during fiscal year 1999, other than Mr. Sprague who attended two of the three Board of Directors meetings.

     During fiscal year 1999, Enlighten's Audit Committee was comprised of Michael Seashols and Peter J. Sprague. The functions of the Audit Committee include recommending to the Board the retention of independent public accountants, reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, reviewing the adequacy of accounting and financial controls, and reviewing the independence of Enlighten's independent public accountants. The Audit Committee of the Board of Directors held one meeting during 1999.

     During fiscal year 1999, Enlighten's Compensation Committee was comprised of Michael Seashols and Peter J. Sprague. The Compensation Committee reviews and determines compensation criteria for executive officers, including the Chief Executive Officer, and grants all stock options. The Compensation Committee of the Board of Directors held one meeting during fiscal year 1999. For additional information about the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS," and "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," included herein.

     Enlighten has no standing nominating committee of the Board.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid during the years ended December 31, 1999, 1998 and 1997 of the persons who served as Chief Executive Officer during 1999 and the other most highly compensated executive officers of Enlighten in 1999 and two former executive officers (including the former Chief Executive Officer) who would have been among the most highly compensated executive officers in 1999 but who were not executive officers at December 31, 1999 (the "Named Executive Officers"):

                                                                                      LONG TERM
                                                        ANNUAL COMPENSATION          COMPENSATION
                                                 ---------------------------------   ------------
                                                                         OTHER        SECURITIES
                                                                         ANNUAL       UNDERLYING
                                          YEAR    SALARY     BONUS    COMPENSATION     OPTIONS
                                          ----   --------   -------   ------------   ------------
                                                                                       (SHARES)
Bill Bradley............................  1999   $143,900   $25,000     $    --        230,000
  President and Chief Executive
  Officer(1)                              1998   $ 35,700   $ 7,500     $48,700         60,000
                                          1997   $     --   $    --     $24,400         10,000
David D. Parker.........................  1999   $180,000   $30,000     $    --        100,000
  Former President and Chief              1998   $180,000   $45,000     $    --             --
  Executive Officer(2)                    1997   $ 40,900   $20,000     $    --        200,000
Michael A. Morgan.......................  1999   $ 81,400   $10,000     $    --         50,000
  Former Vice President, Finance          1998   $120,000   $28,700     $    --             --
  and Administration and                  1997   $110,000   $23,800     $    --         50,352(4)
  Chief Financial Officer(3)

---------------
(1) Mr. Bradley was named President and Chief Operating Officer in September 1999 and Chief Executive Officer in December 1999.

(2) Mr. Parker resigned as an executive officer of Enlighten in December 1999.

(3) Mr. Morgan resigned as an executive officer of Enlighten in July 1999.

(4) Includes options to purchase an aggregate of 15,875 shares granted on June 19, 1997 replacing an option to purchase 3,375 shares granted on September 15, 1993, an option to purchase 5,000 shares granted on July 15, 1994, and an option to purchase 7,500 shares granted in August 30, 1995. Options to purchase 15,875 shares were canceled in connection with a repricing in 1997.

STOCK OPTIONS GRANTED IN 1999

     The following table provides the specified information concerning grants of options to purchase Enlighten's Common Stock made during the fiscal year ended December 31, 1999 to the Named Executive Officers.

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------    POTENTIAL REALIZABLE
                                             PERCENT                                  VALUE AT ASSUMED
                              NUMBER OF      OF TOTAL                               ANNUAL RATES OF STOCK
                              SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR
                              UNDERLYING    GRANTED TO     OR BASE                     OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
            NAME              GRANTED(2)   FISCAL YEAR    SHARE(3)       DATE          5%          10%
            ----              ----------   ------------   ---------   ----------   ----------   ----------
Bill Bradley................     30,000          4%        $2.8100     03/04/09     $ 53,000     $134,400
                                100,000         14%        $3.1875     09/20/09     $200,500     $508,000
                                 20,000          3%        $3.5000     11/22/09     $ 44,000     $111,600
                                 80,000(4)      11%        $3.5000     11/22/09     $176,100     $446,200
David D. Parker.............    100,000         14%        $2.8100     03/04/09     $176,700     $447,800
Michael A. Morgan...........     30,000          4%        $2.8100     12/31/00     $  8,600     $ 17,700
                                 20,000          3%        $3.6880     07/30/09     $ 57,500     $128,700

---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Enlighten's Common Stock, overall market conditions, and the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) Options granted were granted pursuant to Enlighten's 1992 Stock Option Plan. These options, except as noted, vest and become exercisable at the rate of one-seventh six months from the date of grant and 1/42 per month thereafter for each full month of the optionee's continuous employment by Enlighten. Under Enlighten's 1992 Stock Option Plan, the Board retains discretion to modify the terms, including the price, of the outstanding options. See "Employee Contracts and Termination of Employment and Change of Control Agreements."

(3) All options were granted at market value on the date of grant.

(4) Represents a non-qualified stock option. These options vest and become exercisable at the rate of one-seventh six months from the date of grant and 1/42 per month thereafter for each full month of the optionee's continuous employment by Enlighten.

AGGREGATE OPTION EXERCISES AND FISCAL 1999 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase Enlighten's common stock in the fiscal year ended December 31, 1999 and unexercised options held as of December 31, 1999 by the Named Executive Officers.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           NUMBER OF                       OPTIONS AT               IN-THE-MONEY OPTIONS
                            SHARES                    DECEMBER 31, 1999(1)         AT DECEMBER 31, 1999(2)
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -----------   -------------   -----------   -------------
Bill Bradley............         --     $     --      40,713        259,287       $106,375       $577,875
David D. Parker.........      9,000     $ 48,938     136,234        154,766       $477,895       $484,895
Michael A. Morgan.......    100,000     $436,555      35,102         18,334       $122,026       $ 33,221

---------------
(1) Enlighten stock options generally vest one-seventh six months from the date of grant and 1/42 per month thereafter for each full month of the optionee's continuous employment by Enlighten. Options are exercisable only to the extent vested. Directors stock options generally vest 1/12 each quarter.

(2) The value of the unexercised in-the-money options is based on the closing price of Enlighten's common stock ($5.50 per share as reported on the Nasdaq Stock Market) on December 31, 1999, and is net of the exercise price of such options.

COMPENSATION OF DIRECTORS

     Directors who are employees of Enlighten do not receive any compensation for their services as directors. Directors who are not employees of Enlighten receive between $500 and $750 for attendance at each Board Meeting. Additionally, Enlighten's 1992 Stock Option Plan (the "Option Plan") provides that the Board has no authority, discretion, or power to grant options to any independent directors. Instead, each nonemployee director is automatically granted a nonqualified stock option to purchase 5,000 shares of common stock upon initial appointment or election and, for each year that a nonemployee director continues to serve on the Board, options to purchase 5,000 shares of common stock on the anniversary date of such initial appointment or election. Such options vest quarterly over a three-year period. Options to purchase 5,000 shares at an exercise price of $3.23 per share were granted to Mr. Sprague in February 1999 and options to purchase 5,000 shares at an exercise price of $3.13 per share were granted to Mr. Morgan in July 1999.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Enlighten has entered into an agreement with its Chief Executive Officer ("CEO") providing for benefits upon termination. The agreement provides that in the event the CEO's employment is terminated by Enlighten, other than for "Cause," or if the CEO terminates his employment with Enlighten for "Good Reason" (as those terms are defined in the agreement), the CEO shall be entitled to the following: (i) a severance payment equal to six (6) months of his then-current base salary; and (ii) accelerated vesting equal to six (6) months of normal vesting in all stock options granted prior to the date of termination.

     Enlighten has also entered into an agreement with its Chief Financial Officer ("CFO"), providing for benefits upon termination and in the event of a "Change of Control" (as defined in the agreement). The agreement provides that in the event of a Change of Control, if the CFO's employment is terminated by Enlighten or its successor within ninety (90) days of a Change of Control, other than for cause, or if the CFO terminates his employment because of a change in duties, or in certain other circumstances, the CFO shall be entitled to the following: (i) a one-time payment equal to six (6) months of his then-current base salary; (ii) full vesting in all stock options.

     The Option Plan provides that in the event of certain mergers, sales of assets, or sales by the shareholders of substantially all of their voting stock in Enlighten constituting a "Transfer of Control," as defined in the Option Plan, the Board may, in its sole discretion, arrange for the surviving, continuing, successor, or purchasing corporation or a parent corporation thereof, as the case may be (the "Acquiring Corporation"), to either assume Enlighten's rights and obligations under outstanding stock option agreements under the Option Plan (the "Options") or substitute options for the Acquiring Corporation's stock for such outstanding Options. The Board may also provide that any options that are not assumed or substituted for by the Acquiring Corporation will be fully vested and exercisable as of a date prior to the Transfer of Control. An Option will terminate effective as of the date of the Transfer of Control to the extent that the Option is neither assumed by the Acquiring Corporation, nor exercised as of the date of the Transfer of Control.

     Enlighten's 1994 Employee Stock Purchase Plan (the "Purchase Plan") provides that in the event of a "Transfer of Control," as defined in the Purchase Plan, the Board may, in its sole discretion, arrange for the assumption of Enlighten's rights and obligations under the Purchase Plan by the acquiring or successor corporation. All purchase rights shall terminate if no assumption occurs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Enlighten's executive officers, directors, and persons who beneficially own more than 10% of Enlighten's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC").

Such persons are required by SEC regulations to furnish Enlighten with copies of all Section 16(a) forms filed by such persons.

     Based solely on Enlighten's review of such forms furnished to Enlighten and written representations from certain reporting persons, Enlighten believes that all filing requirements applicable to Enlighten's executive officers, directors, and persons who beneficially own more than 10% of Enlighten's common stock were complied with in 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For transactions between Enlighten and its officers, directors, and holders of more than 5% of its outstanding common stock, see "Summary Compensation Table," "Stock Options Granted in 1999," "Option Exercises and 1999 Year-End Values," and "Compensation of Directors."

     All future transactions, including loans, between Enlighten and its officers, directors, principal shareholders, and their affiliates will continue to be approved by the Board, including a majority of the disinterested directors.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

OVERVIEW AND POLICIES FOR 1999

     During the fiscal year ended December 31, 1999, the Compensation Committee (the "Committee") of the Board of Directors was comprised of two outside directors of Enlighten, Michael Seashols and Peter Sprague. No member of the Committee is a current or former officer or employee of Enlighten. The Committee is responsible for setting and administering the policies governing compensation of Enlighten's employees, including its executive officers. The Committee reviews the performance and compensation levels for the executive officers and sets salary levels. The objectives of Enlighten's executive officer compensation policy are to attract, retain, and reward executive officers who contribute to Enlighten's success and to motivate these executives to achieve Enlighten's business objectives.

     The Committee's overall policy is to offer Enlighten's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Enlighten, and their contribution to that performance. It is a policy of the Committee that a portion of each officer's compensation be contingent upon Enlighten's performance as well as individual level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) quarterly and/or annual variable performance awards payable in cash and tied to the achievement of quarterly and/or annual financial or other performance goals established by the Committee, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests among the executive officers and Enlighten's shareholders. The Committee also compares aggregate executive compensation as well as compensation for each executive with similarly-sized high technology companies in Enlighten's geographic location.

     The Committee strongly believes that employee compensation should be based in part on Enlighten's performance and utilizes stock options and incentive bonuses to accomplish this goal. The Committee believes that equity ownership by employees, including executive officers, serves to align their interests with the interests of shareholders by providing the employees with incentive to build shareholder value.

     Quarterly and annual bonuses are earned by each executive officer on the basis of Enlighten's achievement of corporate and business unit performance targets established by the Committee at the start of the year. The individual bonus targets for 1999 were based on attainment of predetermined financial targets, as well as other strategic management objectives.

     Generally, stock option grants are reviewed annually by the Committee. Grants are designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage Enlighten from the perspective of an owner with an equity stake in the business. The size of the option grant to each executive officer is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with Enlighten and the base salary associated with that position, the size of comparable grants made to individuals in similar positions in the industry, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods, and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee annually reviews the performance and compensation of the President and Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to Enlighten's performance.

     David D. Parker served as Chief Executive Officer in 1999 and President through September 22, 1999. Mr. Parker's base salary was $180,000 during 1999 and was eligible to receive an additional $60,000 in annual cash bonus compensation in quarterly increments provided Enlighten met certain operational targets established by the Board of Directors, as well as other discretionary bonuses determined by the Compensation Committee. During 1999, Mr. Parker was paid two quarterly bonuses of $15,000 each for attaining certain operational and strategic targets established by the Compensation Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Enlighten has considered the amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any such officers in any year and does not qualify for an exception under the statute or proposed regulations. The Committee does not believe that other components of Enlighten's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no other action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                                     Michael Seashols
                                                     Peter J. Sprague

                        COMPARISON OF SHAREHOLDER RETURN

     Set forth below is a line graph comparing the percentage change in the cumulative total return on Enlighten's Common Stock with the cumulative total return of the Nasdaq Computer and Data Processing Stocks Index and The Nasdaq Stock Market (U.S.) Index for the period commencing on December 31, 1994, and ending on December 31, 1999.

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1994
                          THROUGH DECEMBER 31, 1999(1)

        ENLIGHTEN SOFTWARE SOLUTIONS, INC., THE NASDAQ COMPUTER AND DATA PROCESSING STOCKS INDEX, AND THE NASDAQ STOCK MARKET (U.S.) INDEX

                                COMPARISON CHART

                                    ENLIGHTEN       NASDAQ COMPUTER &
                                    SOFTWARE         DATA PROCESSING     NASDAQ STOCK
                                 SOLUTIONS, INC.      STOCKS INDEX       MARKET (U.S.)
                                 ---------------    -----------------    -------------
December 31, 1994..............      $100.00             $100.00            $100.00
December 31, 1995..............      $ 54.48             $152.28            $141.33
December 31, 1996..............      $ 84.75             $187.95            $173.89
December 31, 1997..............      $ 57.51             $230.90            $213.07
December 31, 1998..............      $ 55.93             $412.23            $300.25
December 31, 1999..............      $133.17             $871.27            $542.43

---------------
(1) Assumes that $100.00 was invested on December 31, 1994 in Enlighten's Common Stock, at the closing sales price, and in each index and that all dividends were reinvested. No cash dividends have been declared on Enlighten's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                             ELECTION OF DIRECTORS

     Five (5) directors of Enlighten are to be elected for the ensuing year or until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected, each nominee will hold office until the next Annual Meeting of Shareholders or until his successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of Enlighten. The persons named in the accompanying form of proxy will vote the shares represented thereby for the five nominees but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. The five nominees are Michael Seashols, David D. Parker, Michael A. Morgan, Peter J. McDonald and Peter J. Sprague. Please see "Information About Enlighten Software Solutions, Inc. -- Directors and Executive Officers" above for information concerning the nominees. Enlighten knows of no reason why any of these nominees should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Board may recommend in the place of such nominee(s).

     If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected directors. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

        PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE
                     TOTAL AUTHORIZED SHARES TO 20,000,000

PROPOSED ACTION

     The Board is proposing an amendment to Enlighten's Amended and Restated Articles of Incorporation (the "Restated Articles") to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares of Common Stock.

DESCRIPTION OF PROPOSAL

     Article III, Section 1 of the Restated Articles currently authorizes Enlighten to issue 10,000,000 shares of Common Stock. As of June 30, 2000, approximately 4,953,789 shares of Common Stock were outstanding. Of the remaining authorized but unissued shares, approximately 1,506,100 shares were reserved for issuance under Enlighten's stock option and employee stock purchase plans and 899,063 were reserved for issuance from warrants to purchase shares of Common Stock. Accordingly, Enlighten has approximately 2,641,048 shares remaining available for issuance.

     If the proposed amendment were approved, 10,000,000 additional shares of Common Stock would be authorized but unissued. These additional authorized shares of Common Stock would be available for various business purposes such as financings, acquisitions, employee benefit plans, stock splits and stock dividends.

     The issuance of additional shares of Common Stock, other than in connection with stock splits and stock dividends, could have the effect of diluting earnings per share, voting power and shareholdings of stockholders. It could also have the effect of making it more difficult for a third party to acquire control of Enlighten. Other than in connection with Enlighten's existing employee stock option and stock purchase plans and warrants, Enlighten has no present intent to issue any shares of Common Stock.

     Upon approval by the shareholders, Article III, Section 1 of the Restated Articles will be amended to read in its entirety as follows:

                                  "ARTICLE III

                                 CAPITAL STOCK

     SECTION 1. This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The number of shares of Common Stock is 20,000,000 and the number of shares of Preferred Stock is 1,000,000."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the outstanding shares in accordance with sections 902 and 903 of the California Corporations Code is required for approval of this proposal. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL TO AMEND THE ARTICLES OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 SHARES TO 20,000,000 SHARES OF COMMON STOCK.

                  PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN

     The Board of Directors and Enlighten's sole shareholder initially approved the adoption of the 1992 Stock Option Plan (the "Option Plan") on October 30, 1992 and September 10, 1993, respectively. On February 14, 1994 and February 15, 1994, respectively, the Board of Directors and the sole shareholder approved amendments to the Option Plan to provide for the automatic grant of options to nonemployee directors of Enlighten. On May 15, 1995, Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's Common Stock issuable under the Option Plan by 590,000 shares, from 410,000 shares to 1,000,000 shares. On May 20, 1996,
Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's Common Stock issuable under the Option Plan by 500,000 shares, from 1,000,000 shares to 1,500,000 shares. On May 20, 1999, Enlighten's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of Enlighten's Common Stock issuable under the Option Plan by 500,000 shares, from 1,500,000 shares to 2,000,000 shares. As of June 30, 2000, 269,110 shares remained available for future stock option grants. On July 17, 2000, the Board of Directors amended the Option Plan, subject to shareholder approval, to increase the total number of shares reserved for issuance under the Option Plan to 3,000,000 shares.

     The rapid increase in the competitive environment for employees in Enlighten's industry and geographic region, and Enlighten's need to attract, hire and retain high caliber employees, including at the executive management level, has made it incumbent on Enlighten to issue more options than originally planned for, both in aggregate as well as to individuals. Due to the limited number of remaining shares, the Board of Directors believes it appropriate at this time to seek shareholder approval of an amendment to the Option Plan, authorizing an increase of an additional 1,000,000 shares for future stock option awards.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED

     The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

     General. The Option Plan provides for the grant of incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options. Currently, a maximum of 2,000,000 of the authorized but unissued shares of Enlighten's Common

Stock may be issued upon the exercise of options under the Option Plan. The Board has amended the Option Plan, subject to shareholder approval, to increase by 1,000,000 to 3,000,000 the aggregate maximum number of shares that may be issued thereunder. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Enlighten, appropriate adjustments will be made to the shares subject to the Option Plan, to the Employee Option Limit (as defined below), and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares for which the option has not been exercised are returned to the Option Plan and become available for future grant.

     Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board (together, the "Administrator"). However, with respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan and limitations on the exercise of discretion with respect to Director Options, the Administrator determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to Enlighten upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Administrator will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Administrator will be final and binding on all persons having an interest in the Option Plan or any option.

     Employee Options. All employees (including officers and directors who are also employees), consultants, advisors or other independent contractors of Enlighten or of any present or future parent or subsidiary corporations of Enlighten are eligible to receive Employee Options under the Option Plan. Employee Options may also be granted to prospective employees or consultants in connection with written offers of employment. As of June 30, 2000, Enlighten had approximately 36 employees, including three executive officers. Only employees may be granted incentive stock options.

     Currently, the Option Plan limits the number of shares for which Employee Options may be granted to any person within any fiscal year of Enlighten to 150,000 (the "Employee Option Limit"). Enlighten intends that compensation related to Employee Options granted under the Option Plan qualify for the "performance-based compensation" exemption under Section 162(m) of the Code.
Section 162(m) generally limits the deductibility by Enlighten for federal income tax purposes of compensation paid to certain executive officers.

     Each Employee Option is evidenced by a written agreement between Enlighten and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an incentive stock option must equal at least the fair market value of a share of Enlighten's Common Stock on the date of grant. However, the per share exercise price of any Employee Option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Enlighten or any parent or subsidiary corporation of Enlighten must be at least 110% of the fair market value of a share of Enlighten's Common Stock on the date of grant, and the term of any such option cannot exceed five years. The per share exercise price of a nonstatutory stock option may be no less than 85% of the fair market value of a share of the Common Stock on the date of grant. On June 30, 2000, the closing price of Enlighten's Common Stock, as reported by The Nasdaq SmallCap Market, was $3.75 per share.

     Generally, Employee Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of Enlighten's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Administrator may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note in a form approved by Enlighten.

     Employee Options become exercisable and vested at such times as specified by the Administrator. Generally, Employee Options become exercisable in installments, subject to the optionee's continued employment or service. The maximum term of Employee Options is ten years. Employee Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Director Options. Only members of the Board of Directors who are not employees of Enlighten or any parent or subsidiary corporation of Enlighten ("Outside Directors") are eligible to receive Director Options under the Option Plan. As of June 30, 2000, Enlighten had three Outside Directors. Director Options are nonstatutory stock options.

     The Director Option component of the Option Plan is intended to constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. Accordingly, Director Options are granted automatically and without the Administrator's discretion as to eligibility to receive Director Options or the amount, price and timing of Director Options. The Option Plan provides that on the first anniversary of the effective date (February 14, 1994) of the amendment to the Option Plan authorizing the grant of Directors Options (the "Effective Date"), each Outside Director who held office on the Effective Date is automatically granted a Director Option for 5,000 shares of Enlighten's Common Stock. Each new Outside Director first appointed or elected to the Board after the Effective Date will automatically receive a Director Option for 5,000 shares on the date of such appointment or election. In addition, each Outside Director will automatically receive an annual grant of a Director Option for 5,000 shares. The annual grant will be made on the anniversary of the Effective Date for each Outside Director holding office on the Effective Date or on the anniversary of an Outside Director's initial Director Option grant for all other Outside Directors.

     Each Director Option is evidenced by a written agreement between Enlighten and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of each Director Option is the fair market value of a share of Enlighten's Common Stock on the date of grant. Director Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of Enlighten's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these.

     Director Options become exercisable in twelve approximately equal quarterly installments, subject to the Outside Director's continued service on the Board, and terminate ten years after the date of grant. Director Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of Enlighten do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Enlighten or its successor: (i) the direct or indirect sale or exchange by the shareholders of Enlighten of all or substantially all of the stock of Enlighten, or (ii) a merger in which Enlighten is a party. A Transfer of Control will also occur in the event of the sale, exchange or transfer (other than to a subsidiary of Enlighten) of all or substantially all of the assets of Enlighten or a liquidation or dissolution of Enlighten. If a Transfer of Control occurs, the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation does not assume or substitute for outstanding options in connection with a Transfer of Control, the Board of Directors may provide that any unexercisable portion of the outstanding options will be fully exercisable as of a date prior to the Transfer of Control. Any options which are neither assumed nor substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

     Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after February 14, 2004. The Administrator may terminate or amend the Option Plan at any time, but, without shareholder approval, the Administrator may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Enlighten will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Enlighten for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to Enlighten with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. Enlighten generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code, as described above.

AMENDED PLAN BENEFITS AND ADDITIONAL INFORMATION

     With the exception of the automatic grant of options to non-employee directors, future grants under the Option Plan will be made at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, the benefits under the Option Plan will depend on a number of factors, including the fair market value of Enlighten's common stock on future dates and the exercise decisions made by the optionees. Consequently, it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Option Plan.

     In calendar year 2000, options for an aggregate of 10,000 shares will be granted automatically under the Option Plan to the current non-employee directors of Enlighten provided that the nominees are elected. The numbers of shares of common stock subject to options granted to certain persons under the Option Plan from its inception through December 31, 1999, are as follows:
Messrs. Seashols, Parker, Bradley and Morgan were granted options to purchase 250,000 shares, 250,000 shares, 220,000 shares and 135,000 shares, respectively; all current executive officers as a group were granted options to purchase an aggregate of 280,000 shares; all current directors who are not executive officers as a group were granted options to purchase an aggregate of 708,750 shares; and all employees, including all current officers who are not executive officers, as a group were granted options to purchase an aggregate of 1,719,905 shares. Since the inception of the Option Plan, no person other than those individuals set forth above was granted five percent or more of the total amount of options granted under the Option Plan since its inception.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present and voting at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of Enlighten entitled to vote is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE IN THE AGGREGATE MAXIMUM NUMBER OF SHARES OF ENLIGHTEN'S COMMON STOCK ISSUABLE UNDER ITS 1992 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 2,000,000 SHARES TO 3,000,000 SHARES.

            PROPOSAL TO AMEND THE 1994 EMPLOYEE STOCK OWNERSHIP PLAN

     In February 1994, the Board and shareholders adopted, Enlighten's 1994 Employee Stock Purchase Plan (the "Employee Plan"). The aggregate number of shares of Common Stock authorized for issuance under the Employee Plan is 200,000 shares. As of June 30, 2000, 55,668 shares of Common Stock remained available under the Employee Plan.

     On July 17, 2000, the Board approved the amendment of the Employee Plan, subject to shareholder ratification, to increase the number of shares of Common Stock authorized for issuance under the Employee Plan to a total of 300,000 shares. The Board adopted this amendment in order to ensure that Enlighten can continue to grant purchase rights at levels determined appropriate by the Board.

     The following summary of the main features of the Employee Plan is qualified in its entirety by the complete text of the Employee Plan, a copy of which may be obtained upon request from the Corporate Secretary of Enlighten.

PURPOSE

     The purpose of the Employee Plan is to provide a means by which employees of Enlighten may be given an opportunity to purchase Common Stock of Enlighten through payroll deductions, to assist Enlighten in

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

retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Enlighten.

     The rights to purchase Common Stock granted under the Employee Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Board administers the Employee Plan and has the final power to construe and interpret both the Employee Plan and the rights granted under it. The Board has the power, subject to the provisions of the Employee Plan, to determine when and how rights to purchase Common Stock of Enlighten will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of Enlighten will be eligible to participate in the Employee Plan.

     The Board has the power to delegate administration of the Employee Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Employee Plan to the Compensation Committee of the Board. As used herein with respect to the Employee Plan, the "Board" refers to any committee the Board appoints to administer the Employee Plan as well as to the Board itself.

STOCK SUBJECT TO EMPLOYEE PLAN

     Subject to this Proposal, the Board has reserved an aggregate of 300,000 shares of Common Stock for issuance under the Employee Plan. If rights granted under the Employee Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again become available for issuance under the Employee Plan.

OFFERINGS

     The Board implements the Employee Plan by offerings of rights to all eligible employees from time to time. Currently each Offering Period is 12 months long and is divided into two shorter "purchase periods," each approximately six months long. A new Offering Period begins on each August 1 and February 1. However, an eligible employee may not participate in more than one Offering at a time. Rights granted under the Employee Plan are not transferable and may be exercised only by the person to whom such rights are granted.

     If on any purchase date during an Offering the fair market value of the shares of Common Stock of Enlighten is less than it was on the offering date for that Offering, on the day after such purchase date (i.e., the next February 1 or August 1) that offering shall immediately terminate and the participants in the terminated offering automatically will be enrolled in the new Offering commencing that day.

     In addition, if the terms of an Offering would, as a result of a change to applicable accounting standards, generate a charge to earnings for Enlighten, that Offering will terminate effective as of the day prior to the date such change to accounting standards would otherwise first apply to the offering, and that date will be the final purchase date for that offering. A new Offering will start on a date and on the terms as provided by the Board.

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by Enlighten on the first day of an offering is eligible to participate in that Offering if such employee was employed by Enlighten for three months of continuous employment with Enlighten as of the commencement of an Offering Period.

     However, no employee is eligible to participate in the Employee Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Enlighten (including any stock which such employee

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

may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase shares under the Employee Plan and any other employee stock purchase plans of Enlighten at a rate that exceeds $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such right is granted) for each Offering Period in which such right is outstanding at any time, provided that such number shall not exceed 1,500 shares.

     Rights granted pursuant to any offering under the Employee Plan terminate immediately upon cessation of an employee's employment for any reason, and Enlighten will distribute to such employee all of his or her accumulated payroll deductions, without interest.

PARTICIPATION IN THE PLAN

     Eligible employees enroll in the Employee Plan by delivering to Enlighten, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of from 1% to 10% of such employees' compensation (as defined for the Offering) during the purchase period.

     A participant may terminate payroll deductions and withdraw from a given Offering by delivering to Enlighten a notice of withdrawal from the Employee Plan. The participant may elect such withdrawal at any time up to the 15th day of the last month of a purchase period.

     Upon an employee's withdrawal from an offering, Enlighten will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering.

PURCHASE PRICE

     The purchase price per share at which shares of Common Stock are sold in an offering under the Employee Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the applicable purchase period.

PURCHASE OF STOCK

     A participant accumulates the purchase price of the shares by payroll deductions over the course of the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. If the Board so provides with respect to a particular offering, an employee who first becomes eligible to participate after the offering starts may enroll as of the date specified during the purchase period. Enlighten will credit all payroll deductions made for a participant to the participant's account under the Employee Plan and will deposit the payroll deductions with the general funds of Enlighten. A participant may not make additional payments into such account.

     In connection with offerings made under the Employee Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

     In addition, if the purchase price of the shares on any purchase date is less than 85% of the fair market value of the shares on the offering date for that offering, then no more than 200% of the number of shares that could have been purchased with the payroll deductions authorized by a participant and actually withheld during that purchase period at a price equal to 85% of the fair market value of the shares on the offering date may be purchased by the participant on that purchase date.

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

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Employee Plan at any time. Unless terminated earlier, the Employee Plan will terminate at the time that all of the shares subject to the Employee Plan's reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Employee Plan.

     The Board may amend the Employee Plan at any time. Any amendment of the Employee Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Employee Plan, (ii) modify the requirements relating to eligibility for participation in the Employee Plan, or
(iii) modify any other provision of the Employee Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or under any Nasdaq or other securities exchange listing requirements.

     Rights granted before amendment or termination of the Employee Plan will not be altered or impaired by any amendment or termination of the Employee Plan without the consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified type of merger of Enlighten, the surviving corporation either will assume the rights under the Employee Plan or substitute similar rights, or, at the Board's discretion, the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event. The amendments to the Employee Plan clarify that this provision applies in the case of consolidations and reverse mergers. The Board must notify the participants that their rights under the Employee Plan will be fully exercisable for 20 days from the date of such notice (or such other period of time as the Board determines).

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Employee Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

     If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to Enlighten by reason of the grant or exercise of rights under the Employee Plan. Enlighten is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

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

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present and voting at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of Enlighten entitled to vote is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE IN THE AGGREGATE MAXIMUM NUMBER OF SHARES OF ENLIGHTEN'S COMMON STOCK ISSUABLE UNDER ITS 1992 STOCK OPTION PLAN BY 1,000,000 SHARES, FROM 2,000,000 SHARES TO 3,000,000 SHARES.

        PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of Enlighten has selected KPMG LLP as independent public accountants to audit the financial statements of Enlighten for the year ending December 31, 2000. KPMG LLP has acted in such capacity since its appointment in 1991. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes present and voting at the annual meeting of shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of Enlighten entitled to vote is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG LLP AS ENLIGHTEN'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     In connection with Enlighten's next annual meeting of shareholders, under Securities and Exchange Commission Rule 14a-4, management may solicit proxies that confer discretionary authority to vote with respect to any non-management proposal unless Enlighten has received notice of the proposal not later than June 16, 2001.

     In order for proposals of shareholders to be properly brought before a regularly scheduled annual meeting of the shareholders, proposals must be received at Enlighten's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Enlighten's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders; except if no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than thirty calendars from the date contemplated at the time of the previous year's proxy statement, then notice must be received a reasonable time before Enlighten begins to print and mail its proxy statements. Proposals of shareholders intended to be presented at the next annual meeting of the shareholders of Enlighten must be received by Enlighten at its offices at 999 Baker Way, Fifth Floor, San Mateo, California 94404, no later than April 3, 2001, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in Enlighten's proxy statement for that meeting.

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

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2000 annual meeting of shareholders of Enlighten Software Solutions, Inc. other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Michael A. Morgan,
                                          Secretary
July 31, 2000

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


                       ENLIGHTEN SOFTWARE SOLUTIONS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS


        The undersigned hereby appoints Michael Seashols and Michael A. Morgan and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Enlighten Software Solutions, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of Enlighten to be held at 999 Baker Way, Fifth Floor, San Mateo, California on Wednesday, August 30, 2000, at 3:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in Enlighten's Proxy Statement dated July 31, 2000, and (2) in their discretion upon such other matters as may properly come before the meeting.

        The undersigned hereby acknowledges receipt of (1) Notice of Annual Meeting of Shareholders of Enlighten, (2) accompanying Proxy Statement dated July 31, 2000, and (3) Annual Report of Enlighten on Form 10-KSB for the year ended December 31, 1999.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENLIGHTEN

  A vote FOR the following proposals is recommended by the Board of Directors

1.   Election of the following directors:

             [ ] FOR the nominees           [ ] WITHHOLD AUTHORITY to
                 listed below                   vote for the nominees listed
                 (except as marked              below.
                 to the contrary
                 below).

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
              THE NOMINEE'S NAME.)

     Michael Seashols                       Peter J. McDonald
     David D. Parker                        Peter J. Sprague
     Michael A. Morgan


2. To approve an amendment to the Enlighten Software Solutions, Inc. Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 20,000,000 shares.

             [ ]  FOR              [ ]  AGAINST                [ ]  ABSTAIN

3. To approve an amendment to the Enlighten Software Solutions, Inc. 1992 Stock Option Plan to increase the aggregate maximum number of shares of Common Stock which may be issued thereunder by 1,000,000 shares, from 2,000,000 shares to 3,000,000 shares.

             [ ]  FOR              [ ]  AGAINST                [ ]  ABSTAIN

4. To approve an amendment to the Enlighten Software Solutions, Inc. 1994 Employee Stock Purchase Plan to increase the aggregate maximum number of shares of Common Stock which may be issued thereunder by 100,000 shares, from 200,000 shares to 300,000 shares.

             [ ]  FOR              [ ]  AGAINST                [ ]  ABSTAIN

5. To approve the appointment of KPMG LLP as independent accountants of Enlighten for the year ending December 31, 2000.

             [ ]  FOR              [ ]  AGAINST                [ ]  ABSTAIN

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, 4 and 5.

[ ]  Check here for address change and note at right.

[ ]  Check here if you plan to attend the annual meeting.


Signatures(s):____________________________________________________ Dated: , 2000
Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.